November 4, 2002                                                                                      EXHIBIT 18.0

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated October 18, 2002 of Combined Penny Stock Fund, Inc. and are in agreement with the statements contained in the first, second and fourth paragraphs therein except our audit reports on the September 30, 1998, 1997 and 1996 financial statements of the registrant included explanatory paragraphs related to securities valuation. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Stockman Kast Ryan & Co., L.L.P.